Offer to Purchase for Cash
         All Outstanding Units of Investor Limited Partnership Interests
                                       of
                          Krupp Realty Fund, Ltd. - III
                                       at
                                  $550 Per Unit
                                       by
                        KRF3 Acquisition Company, L.L.C.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JUNE 11, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     KRF3 Acquisition Company, L.L.C. (the "Purchaser"), a Delaware limited liability company, an affiliate of the general partners of the Partnership (as defined below), is offering to purchase all of the outstanding investor limited partnership interests (the "Units") in Krupp Realty Fund, Ltd. - III, a Massachusetts limited partnership (the "Partnership"), at a price of $550 per Unit (the "Offer Price"), payable to the holder of the Unit (a "Unitholder") in cash, less the aggregate amount of distributions per unit, if any, made by the Partnership from and after the date of this Offer, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time (which together constitute the "Offer"). Unitholders who tender their Units will not be obligated to pay any brokerage fees, commissions or partnership transfer fees in connection with the tender of Units. The Purchaser will bear the cost of the $50.00 transfer fee charged by the Partnership (per transfer, not per Unit) in connection with the Offer.

                                   ----------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THIS OFFER A MAJORITY OF THE OUTSTANDING UNITS OF THE PARTNERSHIP ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (II) THE SATISFACTION OF THE OTHER CONDITIONS DESCRIBED IN "THE OFFER--SECTION 8. CONDITIONS OF THE OFFER" HEREIN.

     THIS OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

                                   ----------

                                    IMPORTANT

     Any Unitholder desiring to tender any or all of such person's Units should complete and sign the Agreement of Assignment and Transfer (a copy of which is printed on yellow paper and enclosed with this Offer to Purchase) in accordance with the instructions to the Agreement of Assignment and Transfer and mail or deliver the executed Agreement of Assignment and Transfer and any other required documents to the Depository at the address set forth on the back cover of this Offer to Purchase.

     THIS OFFER REPRESENTS A SUBSTANTIAL INCREASE OVER THE $425 PER UNIT OFFER MADE BY MADISON LIQUIDITY INVESTORS 104, LLC ("MADISON") ON APRIL 21, 1999 (THE "MADISON OFFER"). UNITS TENDERED TO MADISON MUST BE WITHDRAWN IF THE UNITHOLDER DESIRES TO TENDER THEM INTO THIS OFFER. FOR THE CONVENIENCE OF UNITHOLDERS DESIRING TO WITHDRAW FROM THE MADISON OFFER A "NOTICE OF WITHDRAWAL" IS ENCLOSED WHICH, IF RECEIVED BY MADISON ON OR BEFORE MAY 24, 1999, WILL ENABLE SUCH UNITHOLDERS TO WITHDRAW THEIR ASSIGNMENT TO MADISON OF THEIR UNITS. UNITHOLDERS SEEKING ASSISTANCE IN WITHDRAWING UNITS TENDERED PURSUANT TO THE MADISON OFFER MAY CALL THE INFORMATION AGENTS AT THE PHONE NUMBER LISTED ON THE BACK PAGE OF THIS OFFER TO PURCHASE.

     Questions or requests for assistance or additional copies of this Offer to Purchase or the Agreement of Assignment and Transfer may be directed to the Information Agents at the telephone number listed on the back cover of this Offer to Purchase.

                                   ----------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   ----------

                The date of the Offer to Purchase is May 14, 1999

                                TABLE OF CONTENTS


                                                                            Page

INTRODUCTION..................................................................3

SPECIAL FACTORS...............................................................5
     Section 1.  Background of the Offer......................................5
     Section 2.  Determination of Offer Price and Fairness of the Offer.......6
     Section 3.  Purpose of the Offer and Plans for the Partnership...........9
     Section 4.  Conflicts of Interest and Transactions with Affiliates......10
     Section 5.  Financing of the Offer......................................11
     Section 6.  Certain Effects of the Offer on the Market for the
                 Units; Unit Quotation; Exchange Act Registration; and
                 Margin Regulations..........................................11
     Section 7.  Certain Federal Income Tax Consequences.....................12

THE OFFER ...................................................................13
     Section 1.  Terms of the Offer..........................................13
     Section 2.  Procedures for Tendering Units..............................14
     Section 3.  Acceptance for Payment and Payment for Units................15
     Section 4.  Withdrawal Rights...........................................16
     Section 5.  Extension of Tender Period; Termination; and Amendment......16
     Section 6.  Certain Information Concerning the Partnership..............17
     Section 7.  Certain Information Concerning the Purchaser and its
                 Affiliates..................................................20
     Section 8.  Conditions of the Offer.....................................21
     Section 9.  Certain Legal Matters.......................................22
     Section 10. Fees and Expenses...........................................22
     Section 11. Miscellaneous...............................................23

EXHIBIT I   Consolidated Financial Statements and Schedule................Ex. I

To Unitholders of Krupp Realty Fund, Ltd. - III:

                                  INTRODUCTION

     KRF3 Acquisition Company, L.L.C. (the "Purchaser"), a Delaware limited liability company, hereby offers to purchase all outstanding units of investor limited partnership interests (the "Units") in Krupp Realty Fund, Ltd. - III, a Massachusetts limited partnership (the "Partnership"), at a price of $550 per Unit (the "Offer Price"), payable to the holder thereof (a "Unitholder") in cash, less the aggregate amount of distributions per Unit, if any, made by the Partnership from and after the date of this Offer, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). Unitholders who tender their Units will not be obligated to pay any brokerage fees, commissions or partnership transfer fees in connection with the tender of Units. The Purchaser will bear the cost of the $50.00 transfer fee charged by the Partnership (per transfer not per Unit) in connection with the Offer. The Offer will expire at midnight New York City time, on June 11, 1999, or such other date to which this Offer may be extended (the "Expiration Date"). The transfer of all tendered Units is subject to the approval of the Partnership and/or the General Partners.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date a majority of the outstanding Units of the Partnership on the date of Purchase (the "Minimum Condition") and (ii) the satisfaction of the other conditions set forth in "The Offer--Section 8. Conditions of the Offer," any of which, the Purchaser reserves the right to waive without notice to the Unitholders. The Offer is not subject to any financing condition.

     According to the most recent Annual Report on Form 10-K filed by the Partnership with the Securities and Exchange Commission (the "Commission"), as of December 31, 1998, there were 25,000 Units outstanding. Accordingly, in order for the Minimum Condition to be satisfied, at least 12,501 Units must be tendered to the Purchaser pursuant to the Offer. The purpose of the Offer is to enable the Purchaser to acquire control of, and the entire equity interest in, the Partnership. The Offer, as the first step in the acquisition of the Partnership, is intended to facilitate the acquisition of all the Units as promptly as practicable. The Purchaser currently intends, as soon as practicable following the consummation of the Offer, to propose and seek to have the Partnership consummate a merger or similar business combination with the Purchaser (the "Proposed Merger"). The purpose of the Proposed Merger is to enable the Purchaser to acquire all Units not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Unit (other than Units owned by the Purchaser) would be converted into the right to receive an amount in cash equal to the price per Unit paid by Purchaser pursuant to the Offer, without interest.

     The Amended Agreement of Limited Partnership of the Partnership, dated as of June 1, 1982 (the "Partnership Agreement"), prohibits the General Partners from entering into certain agreements on behalf of the Partnership with affiliates of the General Partners. Because the Purchaser is an affiliate of the General Partners, this prohibition prevents the Partnership from entering into a merger agreement with the Purchaser to consummate the Proposed Merger without the consent of the holders of a majority of the Units. Accordingly, the Purchaser currently intends, as soon as practicable following the consummation of the Offer and in connection with the Proposed Merger, to propose and seek to have the Partnership amend the Partnership Agreement to permit the Partnership to enter into a merger agreement as described above and to consummate the Proposed Merger (the "Proposed Amendment").

     Under the  Partnership  Agreement  and the  Massachusetts  Revised  Uniform
Limited Partnership Act ("MRULPA"), each of the Proposed Amendment and the Proposed Merger will require the affirmative vote or written consent of the General Partners and limited partners holding a majority of the outstanding Units. The General Partners have advised the Purchaser that they presently intend to approve the Proposed Amendment and the Proposed Merger. Assuming the General Partners take such actions, if the Purchaser acquires, through the Offer or otherwise, a majority of the outstanding Units, the Purchaser would have sufficient voting power to approve the Proposed Amendment and the Proposed Merger without the consent of any other Unitholder. Moreover, because one of the General Partners has entered into agreements (the "Standstill Agreements") with the holders of approximately 2,235 Units which, as of the initial Expiration Date, would require such Unitholders to vote their Units in proportion to the votes of all other Unitholders who vote on a matter, the Purchaser may have sufficient voting power to approve the Proposed Amendment and the Proposed Merger without the consent of any other Unitholder even if it acquires, pursuant to the Offer and a waiver of the Minimum Condition, or otherwise, less than a majority of the Units.

     Purchaser intends to solicit the approval of Unitholders to the Proposed Amendment and the Proposed Merger as soon as practicable following the consummation of the Offer.

     The Offer does not constitute a solicitation of consents from the Unitholders. Any such solicitation that Purchaser may make will be made only pursuant to separate consent materials complying with the requirements of
Section 14(a) of the Securities and Exchange Act of 1934, as amended and the rules and regulations thereunder (the "Exchange Act").

     In considering the Offer, Unitholders may wish to consider the following negative factors relating to the Offer:

o The General Partners are affiliates of the Purchaser, and therefore have substantial conflicts of interest in connection with the Offer.

o The Purchaser is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser to purchase Units at a low price and the desire of Unitholders to sell their Units at a high price.

o The Purchaser established the terms and the price of the Offer based on the analyses described herein, and not as the result of arm's- length negotiations with the Partnership or the General Partners. No independent person has evaluated or rendered any opinion with respect to the fairness of the Offer.

o The Purchaser will have the right to vote all Units acquired pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser consummates the Offer, the Purchaser will have sufficient voting power to approve the Proposed Amendment and the Proposed Merger, subject only to the approval of the General Partners (who have advised Purchaser that they presently intend to grant such approval). As the holder of a majority of the Units, the Purchaser would also have the power, pursuant to the Partnership Agreement, to approve certain actions, including certain amendments to the Partnership Agreement, termination of the Partnership and sales of all or substantially all of the Partnership's assets, without the consent of any other Unitholder and, subject to certain limitations, without the consent of the General Partners.

o If the Minimum Condition is satisfied and the Purchaser consummates the Offer, the Partnership will terminate for Federal income tax purposes. Any such termination will, among other things, cause the Partnership to start new depreciable lives for its assets. This generally would decrease the annual average depreciation deductions allocable to Units not tendered pursuant to the Offer (thereby increasing the taxable income allocable to such Units in each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of the Partnership. However, if the Purchaser consummates the Offer, and the Proposed Merger is consummated, Units held by Unitholders who do not tender their Units in the Offer will be converted into cash in the Proposed Merger.

o Unitholders who tender their Units will be giving up the opportunity to participate in any future distributions of cash or property, whether from operations, the proceeds of a sale or refinancing of one or more of the Partnership's properties or in connection with any future liquidation of the Partnership. The aggregate value of such future distributions may exceed the price per Unit paid by Purchaser pursuant to the Offer.

o No assurance can be given as to the value of the Partnership's assets on a per Unit basis, and the Offer Price could differ significantly from the net proceeds that would be realized on a per Unit basis from a current sale of the Partnership's properties or that may be realized upon a future liquidation of the Partnership.

     In addition to the above, Unitholders may wish to consider the following positive factors relating to the Offer:

o Based on the analysis described in this Offer to Purchase, the Purchaser believes the Offer Price is fair to Unitholders. In determining the Offer Price, the Purchaser utilized varying assumptions that it believes are reasonable in light of general economic conditions, condition of the Partnership's business and properties and the markets in which such properties are located. This analysis produced a range of values for the Units of $508 to $640 per Unit.

o The Offer Price is $125 per Unit greater (29% higher) than the price being offered by Madison Liquidity Investors 104, LLC ("Madison") (a bidder that is not affiliated with the General Partners or the Partnership) in the offer to purchase up to five percent of the outstanding Units made by Madison on April 21, 1999 (the "Madison Offer"). In addition, because the Purchaser (unlike Madison) has agreed to bear the cost of the $50 partnership transfer fee (per transfer not per Unit) in connection with the Offer, the Purchaser is effectively offering each Unitholder an additional $50 over the total amount such Unitholder would receive in the Madison Offer.

o The Offer provides Unitholders with an immediate opportunity to liquidate their investment in the Partnership for cash, without the usual transaction costs associated with market sales or partnership transfer fees. The Units are not listed or traded on any exchange or quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), and there is a limited private resale market for the Units.

o The decision to accept the Offer eliminates the uncertainties relating to the amount and timing of any liquidating distributions from the Partnership, which would depend upon the then-current markets for the Properties, as well as upon amounts that would be required to be reserved to satisfy contingent liabilities associated with Property sales. Furthermore, by selling the Units for cash now, Unitholders will enjoy the ability to redeploy investment assets into alternative and potentially more liquid investments.

o The properties comprising the Partnership are facing increased competition from newly constructed and renovated residential units in their markets. To meet this challenge, substantial capital improvements may be required for such properties. Implementation of these improvements would require the investment of additional equity capital, additional borrowings and/or discontinuation of future cash distributions from the Partnership, and the Partnership's ability to finance such improvements given its current capital structure is uncertain. Consequently, the Offer presents an opportunity for Unitholders who do not wish to continue to participate in the risks associated with ownership of multifamily properties, including the risks associated with these recent developments in the Partnership's markets.

o For Unitholders who sell their Units in the Offer, 1999 will be the final year for which they receive a K-1 Tax Form from the Partnership, assuming that the transfer of their Units is effectuated by the General Partners in 1999. Many investors who have tax professionals prepare their tax returns find the cost of filing K-1s to be burdensome.

o Unlike the Madison Offer, the Offer is not limited to a specified maximum number of Units. Accordingly, if the conditions to the Offer are satisfied and the Purchaser consummates the Offer, each Unitholder that has tendered Units pursuant to the Offer will receive the Offer Price per Unit and will not be subject to proration.

o The Offer is not subject to a financing contingency, which increases the likelihood that the conditions to the Offer will be satisfied and that the Offer will be consummated.


     THIS OFFER TO PURCHASE AND THE RELATED AGREEMENT AND ASSIGNMENT OF TRANSFER CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


                                 SPECIAL FACTORS

Section 1. Background of the Offer

     The Partnership owns and operates one multi-family apartment complex in Columbus, Ohio (the "Brookeville Apartments") and two multi-family apartment complexes in Columbia, Maryland (the "Hannibal Grove Apartments" and the "Dorsey's Forge Apartments.") The Brookeville Apartments, the Hannibal Grove Apartments and the Dorsey's Forge Apartments (collectively, the "Properties") were constructed in 1972, 1970 and 1970, respectively, and, except for an interior renovation of the Brookeville Apartments completed in 1998, have not undergone significant renovation. For a description of the Properties, see "The Offer--Section 6. Certain Information Concerning the Partnership."

     In the first quarter of 1999, occupancy rates for the Properties declined from the historically high levels achieved in 1998 of between 99% and 100% as of December 31, 1998 to approximately 94% (in the case of the Hannibal Grove Apartments), 97% (in the case of the Brookeville Apartments) and 97.5% (in the case of the Dorsey's Forge Apartments) as of March 31, 1999. Moreover, the managing agent for the Properties (an affiliate of the General Partners and the Purchaser) (the "Property Manager") granted increased rental concessions to tenants in order to achieve these occupancy rates.

     The Property Manager believes that this decline in occupancy rates is attributable to significantly increased competition resulting from newly constructed or renovated housing entering the markets served by the Properties, a trend that the Property Manager believes is expected to continue over the next several years. In Columbus, Ohio, approximately 8,600 new units have been constructed in the past eighteen months or are currently under construction, and in Columbia, Maryland, approximately 961 newly renovated units have entered the market in the past year, with an additional 974 units currently undergoing renovation.

     In March 1999, the Property Manager prepared a capital improvement plan (the "Capital Plan") setting forth capital improvements that it believes a third party purchaser of the Properties would regard as necessary to maintain the Properties' current occupancy and rent levels (subject to inflationary increases), in light of the increased competition in the markets served by the Partnership.

     These capital improvements include interior rehabilitation, replacement of windows, roofs, piping and HVAC systems, as well as improvements to parking lots, landscaping and exterior painting (collectively, the "Improvements"). The aggregate cost of implementing the Capital Plan is estimated to be approximately $10,000,000. The Property Manager has advised the Purchaser that in view of the new or newly renovated housing alternatives in the areas served by the Properties, the current occupancy rates enjoyed by the Properties may not be sustained unless the Capital Plan is implemented, particularly since many of the newer residential units will have amenities such as fitness centers, tennis courts and swimming pools that the Properties do not.

     The General Partners have not yet determined the Partnership's response to the challenges presented by these market developments. However, the Purchaser believes that prompt and full implementation of the Capital Plan by the Partnership may not be practicable because it would require the investment of additional equity capital, additional borrowings and/or the discontinuation of future cash distributions from the Partnership.

     On April 21, 1999, Madison announced its offer to purchase up to five percent of the outstanding Units for $425 per unit, less a $50 transfer fee charged by the Partnership (per transfer, not per Unit) and any cash distributions made after April 21, 1999. The Madison Offer, together with uncertainties regarding the Properties described above, caused certain affiliates of the General Partners to decide to seek to acquire the Units at this time. The Purchaser chose to make the Offer because (i) it was willing to pay a higher price for the Units than that offered by Madison, (ii) it could offer Unitholders the opportunity to benefit from immediate liquidity for all Units tendered, (iii) it believed it could offer a price that is fair to Unitholders and (iv) as noted below, it (through its affiliates) is engaged in the business of utilizing capital to, among other things, renovate residential real estate properties.

     The Purchaser's affiliates, including the General Partners, regularly engage in real estate-related activities including acquiring, developing, renovating and rehabilitating, financing and divesting properties. As part of these activities, they regularly monitor the real estate market for acquisition opportunities. The Purchaser believes that the acquisition of the Partnership presents an opportunity to realize an acceptable return on amounts invested in acquiring the Units and making the Improvements, while at the same time offering the Unitholders an opportunity to receive a fair price for their Units within a short period of time.

     In establishing the Offer Price, the Purchaser (which is an affiliate of the General Partners) reviewed certain publicly available information and certain information made available to it by the General Partners and their affiliates (including the Property Manager). Such information included, among other things: (i) the Partnership Agreement; (ii) the Partnership's Annual Report on Form 10-K for the years ended December 31, 1998 and December 31, 1997;
(iii) financial information relating to the Partnership for the first quarter of Partnership's current fiscal year; (iv) the operating budgets prepared by the Property Manager for the Properties for the year ending December 31, 1999; (v) the Capital Plan; (vi) mortgages and associated documents relating to the Properties; and (vii) other information obtained by the Purchaser and from affiliates of the General Partners in their capacities as providers of property management and partnership administration services to the Partnership. The Purchaser's determination of the Offer Price was based on its review and analysis of the foregoing information and the other financial information and analyses concerning the Partnership summarized below.

Section 2. Determination of Offer Price and Fairness of the Offer

     Determination of the Offer Price. As described below, the Purchaser developed a valuation range for a Unit of between $508 and $640. Although the Purchaser believes that any price within such range would be fair to Unitholders, and was motivated to establish the lowest price within such range of fairness that might be acceptable to Unitholders, it recognized the subjective nature of real estate valuation, and determined to offer $550 Unit.

     Fairness of the Offer. While the Offer Price is not the result of arm's-length negotiations between the Purchaser and the Partnership, the Purchaser believes that the Offer Price and the other terms of the Offer are fair to Unitholders who tender Units in response to the Offer or whose Units may be acquired by the Purchaser as part of the Proposed Merger (if consummated). The Purchaser bases its conclusion on the following factors:

          o the fact that the Offer Price falls within a range of values calculated by the Purchaser to estimate the value of each Unit;

          o the fact that the Offer Price is higher than (a) the purchase price offered by unaffiliated third parties wishing to purchase Units, in particular the Madison Offer, and (b) the purchase price realized by Unitholders who sold their Units in recent privately negotiated transactions as reported by independent, third-party sources whose reporting may not be accurate or complete and which the Purchaser has not independently verified;

          o the fact that the Offer will provide Unitholders the opportunity to receive cash for their Units within a short period of time, and that this opportunity may benefit Unitholders in light of the fact that (a) Unitholders do not have an established trading market in which to liquidate their Units since the Units are not listed or traded on any exchange or NASDAQ and (b) some Unitholders may not wish to continue to participate in the risks associated with ownership of multifamily properties, including the risks associated with recent developments and uncertainties in the Properties' markets;

          o the Purchaser's belief that changing market conditions may adversely affect the future cash flows generated by the Properties unless the Capital Plan is implemented, and that the Partnership may not be able to finance the Improvements contained in the Capital Plan;

          o the fact that in the event the Partnership is liquidated, the amount and timing of liquidating distributions to Unitholders would be subject to considerable uncertainties, and would depend upon the then-current markets for the Properties, as well as upon the amounts that would be required to be reserved to satisfy contingent liabilities associated with Property sales;

          o the fact that the Offer is not subject to a financing contingency, which increases the likelihood that Unitholders who desire to tender their Units and realize liquidity will be able to do so; and

          o the fact that the Offer is not limited to a maximum number of Units that will be accepted by the Purchaser, but rather the Purchaser will purchase all Units duly tendered pursuant to the Offer.

     The Purchaser did not find it practicable to quantify or otherwise attach relative weights to the specific factors described above.

     Based on the liquidation analysis described below (which Purchaser believes is the most appropriate valuation methodology), the Purchaser has determined that the fair value of each Unit falls within a range of $508 to $640. Because the determination of the Properties' value requires the utilization of varying assumptions, upon which knowledgeable, experienced real estate professionals may take different views, the Purchaser has expressed the value of the Properties as a range and has described the assumptions utilized to calculate the values within the range more fully below.

     Liquidation Analysis. The Purchaser determined that the fair value of each Unit falls within a range of $508 to $640 based upon the liquidation analysis described below. The Purchaser calculated this range on the basis of its estimate of the proceeds that could be realized from the sale of the Properties and the Partnership's other assets, less mortgage debt and other liabilities. To determine the prices at which the Properties could be sold by the Partnership, the Purchaser applied a capitalization rate of 9% to the net cash flow expected to be generated by the Properties in 1999, adjusted to reflect factors that a third party purchaser would consider relevant in evaluating the purchase of the Properties, and then subtracted amounts related to necessary capital improvements (i.e., the Capital Plan) and transaction costs associated with the purchase of the Property.

     In deriving the net cash flow attributable to the Properties, the Purchaser made the following adjustments to 1999 budgeted cash flow: (a) an increase to current gross rents to reflect varying growth rates of between 1.5% and 3% per annum, offset by vacancy and bad debt expense at a rate of 7%; and (b) adjustments to expenses associated with the Properties following a sale to a third party, including insurance costs, varying levels of replacement reserves, taxes and management fees. This resulted in estimated aggregate cash flows for the Properties of between $3,753,000 and $4,065,000, against which the Purchaser applied a capitalization rate of 9% and deducted (a) estimated closing costs associated with such sales of 3% and (b) the estimated cost of the Improvements of $10,000,000 to arrive at an aggregate gross value of the Properties of between $30,467,000 and $33,828,000. The addition of approximately $1,614,000 of cash and other assets of the Partnerships, less $19,205,000 of mortgage debt and other liabilities associated with the Partnership, resulted in a value range for the Units of between $508 and $640.

     Projections are by their nature speculative and no assurance can be given that a projection will accurately reflect the rental income actually achieved. A capitalization rate is a rate of return commonly applied by buyers of real estate to property income to determine the present value of income property. The choice of capitalization rate is subjective and based on, among other things a buyer's evaluation of a property's location and condition. The lower the capitalization rate utilized, the higher the value produced, and the higher the capitalization rate utilized, the lower the value produced. The Purchaser utilized a capitalization rate of 9% to determine the value of the Properties. The Madison Offer utilized a capitalization rate of 12.43%, which Madison stated was within the range of capitalization rates currently employed in the marketplace for apartment buildings of the Properties' age and quality. In connection with a third-party tender offer in 1996, the General Partners estimated the value of a Unit at $661. Such valuation was based on market and other conditions at the time, and did not reflect the current market conditions and the expenditures that would be required to implement the Capital Plan.

     Although the Purchaser believes that the values calculated utilizing the method described above fairly represent the value of the Properties and the value of the Units, an actual sale of the Properties at this time or in the future might generate a sale price either higher or lower than the range of values calculated above.

     Further, the Purchaser believes that the per Unit proceeds which would be realized by Unitholders upon a liquidation of the Properties would be further reduced by contingent liabilities associated with the Properties. The range of values estimated above does not take into account timing considerations, market uncertainties and legal and other expenses that would be incurred in connection with a liquidation of the Partnership. An actual liquidation of the Partnership now, or in the future, might generate a higher or lower value for each Unit.

     As noted above, the General Partners have not yet determined how the Partnership would respond to the market developments described above in the event the Offer and the transactions contemplated hereby are not consummated. However, in the event the General Partners determine to sell the Properties in the future, the proceeds of such a sale would be subject to uncertainties in the real estate and financing markets at the time, as well as to possible adverse effects upon the cash flows generated by the Properties by the additions to the housing base in the markets served by the Properties.

     In view of the developments occurring in the markets described above, the expenditures required by the Capital Plan and the potential inability of the Partnership to finance the Improvements internally and through additional borrowings, the Purchaser believes that the liquidation analysis described above is the most appropriate valuation methodology.

     Book Value. Because the Partnership's principal assets, the Properties, are carried on the Partnership's balance sheet at their historical cost and have been depreciated over the thirteen years of the Partnership's existence, the net book value of a Unit is a negative number, and therefore the Purchaser does not believe net book value is meaningful in determining the fairness of the Offer.

     Comparison With Recent Offers to Purchase Units. The Offer Price of $550 per Unit is $235 higher than the $315 per Unit offer made by Krescent Partners L.L.C. on November 26, 1996 and at least $125 higher than the Madison Offer. The amount offered to Unitholders in the Madison Offer is reduced by a $50.00 transfer fee (per transfer, not per Unit); accordingly, the actual purchase price offered by Madison is less than $425.00 per Unit (the "Madison Offer Price") and the price offered by the Purchaser is actually more than $125 higher than the Madison Offer Price. The actual amount per Unit by which the Offer Price exceeds the Madison Offer Price will vary based on the number of Units tendered by a Unitholder to Madison. The Purchaser does not believe that the Madison Offer reflects an accurate value of the Units. Therefore, while comparisons with the Madison Offer are informative, in and of themselves they are not dispositive of the fairness of the Offer Price.

     Recent Unit Sales. Although not necessarily an indication of value, the $550 Offer Price per Unit is higher than the trading prices for the Units during the past year as reported by the Stanger Ranking, an independent third-party. The Purchaser does not know whether the information compiled by the Stanger Ranking is accurate or complete. The Stanger Ranking reports that for the twelve months ended February 28, 1999 (the last period reported), the Units traded at prices ranging between $438.50 and $495.00. Trading prices as reported by the Stanger Ranking do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs. The Purchaser has not independently confirmed the trading prices referral to above, and believes that such prices are not necessarily indicative of value. Consequently, the Purchaser believes that the comparison of the Offer Price with such prices, while informative, is not dispositive of the fairness of the Offer Price.

     Liquidity. Because the Units are not listed or traded on any exchange or quoted on NASDAQ, privately negotiated sales and sales through intermediaries are the only regularly available means for a Unitholder to liquidate an investment in Units. Secondary market sales activity for the Units, including privately negotiated sales, has been limited and sporadic.

     This Offer gives all Unitholders the opportunity to liquidate their investment for a known, certain cash payment within a relatively short time frame and without any holdback for contingent liabilities. Because of the limited opportunities to sell Units, a Unitholder may not achieve liquidity until the properties are sold and the Partnership is liquidated. Under the Partnership Agreement, the term of the Partnership will continue until December 31, 2020 unless sooner terminated as provided in the Limited Partnership Agreement or by law.

Section 3. Purpose of the Offer and Plans for the Partnership

     Purpose. The purpose of the Offer, the Proposed Amendment and the Proposed Merger is to enable the Purchaser to acquire the entire equity interest in the Partnership. While the Purchaser may have been able to consummate the Proposed Merger through a proxy solicitation to all Unitholders seeking adoption of the Proposed Amendment, and approval of the Proposed Merger, the Offer, as the first step in the acquisition of the Partnership, is intended to facilitate the acquisition of all the Units and to provide cash to Unitholders for their Units as promptly as practicable. The Purchaser currently intends, as soon as practicable following consummation of the Offer, to propose and seek to consummate the Proposed Amendment and the Proposed Merger.

The purpose of the Proposed Amendment is to amend the Partnership Agreement to permit the Partnership to enter into a merger agreement with the Purchaser to consummate the Proposed Merger. The purpose of the Proposed Merger is to acquire all Units not tendered and purchased pursuant to the Offer or otherwise and to enable the Purchaser to acquire all other equity interests of the Partnership. Pursuant to the Proposed Merger, each then outstanding Unit (other than Units owned by the Purchaser), would be converted into the right to receive an amount in cash equal to the price per Unit paid by the Purchaser pursuant to the Offer, without interest and the general partnership interests and the original limited partnership interests, currently owned by affiliates of the Purchaser, would be canceled.

     Under the Partnership Agreement and the MRULPA, approval of the Proposed Amendment and the Proposed Merger requires the affirmative vote or written consent of the General Partners and limited partners holding a majority of the outstanding Units (including any Units owned by the Purchaser). The General Partners have advised the Purchaser that they presently intend, subject to their fiduciary duties to the Partnership, (i) to give their written consent to the transfer of any Units tendered to the Purchaser pursuant to the Offer and, in connection therewith, to the admission of the Purchaser as a "substitute limited partner" of the Partnership entitled to voting rights with respect to such Units, (ii) to approve the Proposed Amendment and the Proposed Merger and (iii) subject to the adoption of the Proposed Amendment, to execute a definitive merger agreement to effectuate the Proposed Merger. Assuming the General Partners take such actions, if the Purchaser acquires, through the Offer or otherwise, at least a majority of the outstanding Units, which would be the case if the Minimum Condition were satisfied (or, as a result of the voting provisions in the Standstill Agreements, a lesser number of Units), it would have sufficient voting power to approve the Proposed Amendment and the Proposed Merger without the consent of any other Unitholder.

     No appraisal rights are available to Unitholders as a result of the Offer. In addition, no appraisal rights will be available to Unitholders in connection with the Proposed Merger.

     The Purchaser intends to solicit (or, pursuant to the Partnership Agreement, request the General Partners to solicit) the approval of Unitholders to the Proposed Amendment and the Proposed Merger as soon as practicable following the consummation of the Offer. The precise timing and other terms of the Proposed Merger will depend on a variety of factors such as the timing and extent of the review of the solicitation documents by the Commission, general economic conditions; the economic conditions, prospects, asset value and earnings of the Partnership; the number of Units acquired by the Purchaser pursuant to the Offer or otherwise; and the requirements of the Partnership Agreement and MRULPA described above. Although the Purchaser presently intends to seek to effect the Proposed Amendment and the Proposed Merger promptly following the consummation of the Offer, there is no assurance that they will be proposed or that, if proposed, they will not be delayed or abandoned. The Purchaser expressly reserves the right not to propose the Proposed Amendment and the Proposed Merger, or to propose a merger or other business combination on terms other than those set forth herein, and its ultimate decision could be affected by information hereafter obtained by the Purchaser, changes in general economic or market conditions or in the business of the Partnership or other factors. If a merger or other business combination other than the Proposed
Merger is consummated, holders of Units at the effective time of such transaction may or may not have appraisal rights in connection therewith, depending upon the terms of any such transaction.

     If the Proposed Merger is not consummated, the Purchaser or an affiliate of the Purchaser may, either immediately following the consummation or termination of the Offer (whether or not the Purchaser purchases Units pursuant to the Offer), or from time to time thereafter, seek to acquire additional Units through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the Offer Price. Alternatively, the Purchaser and its affiliates reserve the right to sell or otherwise dispose of any or all of the Units acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

     The Offer does not constitute a solicitation of consents from the Unitholders. Any such solicitation that Purchaser may make will be made only pursuant to separate consent materials complying with the requirements of
Section 14(a) of the Exchange Act and the rules and regulations thereunder.

     Plans for the Partnership. Following the consummation of the Offer, the Proposed Amendment and the Proposed Merger, the Purchaser intends to conduct a detailed review of the Partnership and its assets, the Capital Plan, its corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what further changes, if any, would be desirable in light of the circumstances which then exist. Based on its evaluation, the Purchaser may finance all or a portion of the Improvements by the following means, alone or in combination: (i) an equity or capital contribution to the Partnership, (ii) a refinancing of the Properties or (iii) a sale of a portion of the Partnership's assets. The Purchaser reserves the right to accelerate, extend or amend the Capital Plan, and may elect not to implement the Improvements or any portion thereof. The Purchaser's determinations will depend on, among other things, general economic conditions, the conditions of the real estate markets in which the Properties are located, the physical condition of the Properties at the time the Proposed Merger is consummated, the Properties' vacancy rates at the time the Proposed Merger is consummated, prepayment penalties associated with each of the respective loan facilities encumbering the Properties and the terms available to the Partnership for new financing arrangements. The Purchaser intends to review the Partnership's policy with respect to distributions and may, based on its assessment, reduce or eliminate the distributions paid by the Partnership. The Purchaser expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments. Such changes could include changes in the Partnership's business, corporate structure, organizational documents, capitalization, management or dividend policy.

     Except as described in this Section and elsewhere in this Offer to Purchase, following the consummation of the Offer, the Proposed Amendment and the Proposed Merger, the Purchaser presently intends to conduct the business and operations of the Partnership substantially as they are currently conducted.

Section 4. Conflicts of Interest and Transactions with Affiliates.

     Conflicts of Interest with Respect to the Offer. The General Partners are affiliates of the Purchaser. The General Partners have conflicts of interest with respect to the Offer, as a result of their affiliation with the Purchaser and otherwise, including (i) the desire of the Purchaser (which is an affiliate of the General Partners) to maximize the value of its ownership of the Units (including its desire to increase its profit by acquiring Units at a low price and its present intention to propose the Proposed Merger following the successful consummation of the Offer), which may result in a conflict for the General Partners in attempting to reconcile the interests of the Purchaser with the interests of the Unitholders; (ii) the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the distributions received by the General Partners in respect of their interests in the Partnership and/or the fees paid to their affiliates in connection with services provided to the Partnership; and (iii) the fact that, if successful, the Offer will place the Purchaser (which is an affiliate of the General Partners) in a position to control all Partnership decisions on which Unitholders may vote, including removal of the General Partners and, due to its affiliation with the General Partners, and their affiliates, the Purchaser will most likely vote the Units owned by it in whatever manner it deems to be in the best interests of the General Partners and their affiliates but may or may not be in the interest of the other Unitholders, including voting against the elimination or a decrease in fees payable to affiliates of the Purchaser or the General Partners.

     Voting Power of the Purchaser. The Purchaser's consummation of the Offer is conditioned on, among other things, satisfaction of the Minimum Condition (see "The Offer--Section 8. Conditions of the Offer"). If the Minimum Condition were satisfied, the Purchaser were to accept for payment the Units tendered pursuant to the Offer, and the General Partners were to admit the Purchaser as a substitute limited partner under the Partnership Agreement (which admittance allows a Unitholder to vote), then the Purchaser would have the power to vote a majority of the Partnership's Units. As the holder of a majority of the Partnership's Units, the Purchaser would have certain powers under the Partnership Agreement, including, subject to certain conditions, the power to
(i) approve certain amendments to the Partnership Agreement, (ii) terminate the Partnership (iii) remove the General Partners, or (iv) approve or disprove of the sale of all or substantially all the assets of the Partnership, in each case in its sole discretion without the consent of any other Unitholder and, subject to certain limitations, without the consent of the General Partners. Under the Standstill Agreements, the holders of approximately 2,235 Units as of the initial Expiration Date, have agreed to vote their Units in proportion to the votes of all other Unitholders who vote on a matter. As a result, the Purchaser may be in the same position as a holder of a majority of the Units even if it acquires less than a majority of the Partnership's Units. The General Partners have advised the Purchaser that they presently intend, subject to their fiduciary duties to the Partnership, to take certain actions, including consenting to the transfer of tendered Units, admitting the Purchaser as a substitute limited partner and granting their approval and consent to the Proposed Amendment and the Proposed Merger (see "Special Factors--Section 3. Purpose of the Offer and Plans for the Partnership"). Assuming the General Partners take such actions, Purchaser, as the holder of a majority of the Units (or, by operation of the voting provisions of the Standstill Agreements described above, a lesser amount), will have sufficient voting power to approve the Proposed Amendment and the Proposed Merger without the consent of any other Unitholder.

     Transactions with Affiliates. The following describes certain agreements and transactions between Purchaser and its affiliates (including the General Partners) and the Partnership.

     Pursuant to the Partnership Agreement, the General Partners are entitled to certain cash distributions in respect of their interests in the Partnership. The General Partners have received aggregate cash distributions in respect of such interests of $4,174, $4,174 and $6,261 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Pursuant to certain management agreements (the "Management Agreements"), the Property Manager (an affiliate of the General Partners) receives property management fees in return for management of the Properties. The Management Agreements provide for the payment of monthly management fees payable at the rate of up to 5% of rents and other income actually received by the Partnership. In addition, although the General Partners and their affiliates do not receive any fees from the Partnership for the partnership administration services provided to the Partnership, the Property Manager and other affiliates of the General Partners are reimbursed by the Partnership for expenses incurred in connection with the provision of services including accounting, computer, insurance, travel, payroll, and legal services and the preparation and mailing of reports and other communication to Unitholders. For the three years ended December 31, 1996, 1997 and 1998, and for the three months ended March 31, 1999, the Partnership paid such affiliate property management fees and reimbursement of expenses aggregating $499,495, $536,798, $540,461 and $138,179, respectively.

     Pursuant to the Partnership Agreement, the General Partners are entitled to a brokerage fee in an amount equal to 3% of the contract sales price of any real estate acquired by the Partnership, subject to certain limitations. No brokerage fees have been paid to the General Partners or their affiliates during the three-year period ending December 31, 1998 and the quarter ended March 31, 1999.

     The Offer, in and of itself, will not result in any change in the compensation payable to the General Partners or their affiliates. However, as a result of the Offer, the Purchaser (which is an affiliate of the General Partners) will participate, in its capacity as a Unitholder, in any subsequent distributions to Unitholders to the extent of the number of Units purchased pursuant to the Offer.

     On January 2, 1999, an affiliate of the Purchaser acquired 10 Units at a price of $1,000 per Unit from a long time employee receiving long term disability benefits. The employee worked directly or indirectly for many affiliates of the Purchaser during her tenure. For a description of Units held by affiliates of the Purchaser see "The Offer--Section 7. Certain Information Concerning the Purchaser and its Affiliates."

Section 5. Financing of the Offer

     The Purchaser expects that approximately $13,750,000 will be required to purchase all of the outstanding Units, if tendered, and approximately $260,000 will be required to pay related fees and expenses (see "The Offer--Section 10. Fees and Expenses"). The Purchaser presently anticipates funding the entire amount of the consideration required to consummate the Offer and all related expenses through capital contributions to be made by its member, KRF Company, L.L.C., a Delaware limited liability company ("KRF Company"), which in turn will finance its capital contributions to the Purchaser through capital contributions from its member. The sole member of KRF Company is The Krupp Family Limited Partnership-94, a Massachusetts limited partnership ("Family Limited Partnership"). The Family Limited Partnership has available sufficient amounts of liquid capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser (see "The Offer--Section 7. Certain
Information Concerning the Purchaser and its Affiliates"). However, the Purchaser may, in the alternative, seek to obtain debt financing to facilitate the purchase of Units pursuant to the Offer. No commitment has been sought or obtained for any such debt financing.

Section 6. Certain Effects of the Offer on the Market for the Units; Unit Quotation; Exchange Act Registration; and Margin Regulations

     The purchase of Units pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and the number of Unitholders, and could adversely affect the liquidity and market value of the remaining Units. However, because the Units are not traded in any organized market, the purchase of Units pursuant to the Offer is not expected to affect the market for the Units.

     The Units are currently registered under the Exchange Act. Such registration may be terminated upon application to the Commission if the Units are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to its Unitholders and to the Commission and would make inapplicable to the Partnership certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements to furnish proxy statements in connection with Unitholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, if the Purchaser acquires a substantial number of Units, the ability of "affiliates" of the Partnership and persons holding "restricted securities" of the Partnership to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser presently intends to cause the Partnership to apply for termination of registration of the Units under the Exchange Act following the consummation of the Offer, the Proposed Amendment and the Proposed Merger. The General Partners have advised Purchaser that if, as a result of the purchase of the Units pursuant to the Offer, the Partnership is no longer required to maintain registration of the Units under the Exchange Act, the General Partners presently intend, subject to their fiduciary duties to the Partnership, to cause the Partnership to apply for termination of such registration.

     The Units are currently not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System ("Margin Securities"). The purchase of Units pursuant to the Offer and/or effectuation of the Proposed Amendment and the Proposed Merger will not cause the Units to become Margin Securities.

Section 7. Certain Federal Income Tax Consequences.

     The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws.

     EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

     CONSEQUENCES TO TENDERING UNITHOLDER. A Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between
(i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances, and will be affected by both allocations of Partnership income, gain or loss, and any cash distributions made by the Partnership to a Unitholder with respect to such Units. In this regard, tendering Unitholders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through the effective date of the sale.

     The  amount  of  a  Unitholder's   taxable  gain  may,  depending  on  such
Unitholder's adjusted tax basis in Units, exceed the amount of cash to be received by the Unitholder.

     In general, the character (as capital or ordinary) of a Unitholder's gain or loss on a sale of a Unit pursuant to the Offer will be determined by allocating the Unitholder's amount realized on the sale and the Unitholder's adjusted tax basis in the Units sold between "Section 751 items," which are "inventory items" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751, and non-Section 751 items. The difference between the portion of the Unitholder's amount realized that is allocable to Section 751 items and the portion of the Unitholder's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss, and the difference between the Unitholder's remaining amount realized and remaining adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Unitholder as a capital asset. The Purchaser believes that substantially all of any gain realized on a sale of Units pursuant to the Offer will be treated as a capital gain under these rules.

     A Unitholder's capital gain or loss, if any, on a sale of Units pursuant to the Offer will be treated as long-term capital gain or loss if the Unitholder's holding period for the Units exceeds one year. Under current law (which is subject to change), long-term capital gains of individuals and other non-corporate taxpayers generally are taxed at a maximum marginal federal income tax rate of 20% (or 25% on recapture of the amount of accelerated depreciation on real property), whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

     Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year (other than the year in which the taxpayer's entire interest in the activity is disposed of) only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. A Unitholder with "suspended" passive activity losses (i.e., net tax losses in excess of statutorily provided "phase-in" amounts) from the Partnership generally will be entitled to offset such losses against any income or gain recognized by the Unitholder on a sale of his Units pursuant to the Offer.

     Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering foreign Unitholder from the Purchase Price payable to such foreign Unitholder. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     CONSEQUENCES TO A NON-TENDERING UNITHOLDER. If the Minimum Condition is satisfied and the Offer is completed, there will be a sale or exchange of 50% or more of the total Units in Partnership capital and profits within a 12-month period and, as a result, a termination of the Partnership for federal income tax purposes will occur, and the taxable year of the Partnership will close.

The Properties (subject to related debt) of the Partnership will be treated as contributed to a new partnership. The Partnership will then be deemed to distribute to its Unitholders interests in the new partnership in a deemed liquidation of the Partnership. Following a constructive termination of the Partnership, the Partnership will start a new depreciable life for its assets and, as a result, the Partnership's current annual depreciation deductions will be reduced and taken over a longer period of years than is the case currently. In addition, the consequences of a termination of the Partnership include erasure of the Partnership's tax elections and changes in the methods of depreciation available to the Partnership for tax purposes.

     If the Proposed Merger is completed, a Unitholder who does not tender his or its Units in the Offer will receive, in the Proposed Merger, cash consideration in a taxable transaction. The tax consequences to a Unitholder in the Proposed Merger will be the same as those described above for a tendering Unitholder.

     CONSEQUENCES TO A TAX-EXEMPT UNITHOLDER. Although certain entities generally are exempt from federal income taxation, such tax-exempt entities (including Individual Retirement Accounts (each an "IRA")) are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). UBTI generally includes, among other things, income (other than, in the case of property which is not "debt-financed property," interest, dividends, real property rents not dependent upon income or profits, and gain from disposition of non-inventory property) derived by certain trusts (including IRAs) from a trade or business or by certain other tax-exempt organizations from a trade or business, the conduct of which is not substantially related to the exercise of such organization's charitable, educational or other exempt purpose and income to the extent derived from debt-financed property. Subject to certain exceptions, "debt-financed property" is generally any property which is held to produce income and with respect to which there is an "acquisition indebtedness" at any time during the taxable year. Acquisition indebtedness is generally indebtedness incurred by a tax-exempt entity directly or through a partnership:
(i) in acquiring or improving a property; (ii) before acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement; or (iii) after acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement and the incurrence of such indebtedness was reasonably foreseeable at the time of the acquisition or improvement.

     To the extent the Partnership holds debt-financed property or inventory or other assets as a dealer, a tax-exempt Unitholder (including an IRA) could realize UBTI on the sale of a Unit. In addition, a tax-exempt Unitholder will realize UBTI upon the sale of a Unit, if such Unitholder held its Units as inventory or otherwise as dealer property, or acquired its Units with acquisition indebtedness. However, any UBTI recognized by a tax-exempt Unitholder as a result of a sale of a Unit, in general, may be offset by such Unitholder's net operating loss carryover (determined without taking into account any amount of income or deduction which is excluded in computing UBTI), subject to applicable limitations.

     EACH TAX-EXEMPT UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING OR NOT SELLING UNITS PURSUANT TO THE OFFER.


                                    THE OFFER

Section 1. Terms of the Offer

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with "The Offer-- Section 4. Withdrawal Rights". The Expiration Date is midnight New York City Time, on June 11, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the Expiration Date shall be the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned on satisfaction of certain conditions (see "The Offer--Section 8. Conditions of the Offer"). The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with the applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's right to terminate the Offer at any time prior to the acceptance of tendered Units for payment.

     This Offer and the Agreement of Assignment and Transfer and other relevant materials are being mailed by the Purchaser (which is an affiliate of the General Partners) to the persons shown by the Partnership's records to have been limited partners, assignees thereof, or (in the case of Units owned of record by Individual Retirement Accounts ("IRAs") and qualified plans) beneficial owners of Units as of June 11, 1999.

Section 2. Procedures for Tendering Units

     Valid Tender. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Assignment and Transfer (a copy of which is enclosed and printed on yellow paper), together with any other documents required by the Agreement of Assignment and Transfer or instructions thereto, must be received on or prior to the Expiration Date by the Purchaser at the following address: One Beacon Street, Suite 1500, Boston, Massachusetts 02108. A Unitholder may tender any or all Units owned by such Unitholder.

     If a Unitholder who has tendered Units pursuant to the Madison Offer wishes to tender some or all of such Units to the Purchaser pursuant to this Offer, such Unitholder must first withdraw such Units from the Madison Offer. The Purchaser has provided a "Notice of Withdrawal" (enclosed on pink paper) which, if properly completed and timely delivered to Madison, will enable such Unitholders to withdraw Units tendered pursuant to the Madison Offer. The enclosed "Notice of Withdrawal," or any other proper Notice of Withdrawal which complies with the withdrawal requirements of Section 5 of the Madison Offer, should be received by Madison in accordance with the terms of the Madison Offer NO LATER THAN MAY 24, 1999, the expiration date of the Madison Offer, unless extended. Any Unitholder tendering Units to the Purchaser following the withdrawal of such Units from the Madison Offer should furnish the Purchaser with a copy of the Notice(s) of Withdrawal sent by such Unitholder to Madison.

     IN ORDER FOR A TENDERING UNITHOLDER TO PARTICIPATE IN THE OFFER, UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, WHICH IS MIDNIGHT, NEW YORK CITY TIME, ON JUNE 11, 1999, OR SUCH DATE TO WHICH THE OFFER MAY BE EXTENDED.

     The method of delivery of the Agreement of Assignment and Transfer and all other required documents is at the option and risk of the tendering Unitholder and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Signature Guarantees. The signatures on the Agreement of Assignment and Transfer must be medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having any office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD").

     Appointment as Attorney-in-Fact and Proxy. By executing an Agreement of Assignment and Transfer as set forth above, a tendering Unitholder irrevocably appoints the designees of the Purchaser as such Unitholder's attorney-in-fact and proxy, in the manner set forth in the Agreement of Assignment and Transfer, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser. All such proxies shall be considered irrevocable and coupled with an interest in the tendered Units. Such appointment will be effective upon receipt by the Purchaser of the Agreement of Assignment and Transfer and if, when and only to the extent that, the Purchaser accepts Units for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's payment for such Units, the Purchaser must be able to exercise full voting rights with respect to such Units, including voting at any meeting of Investor Limited Partners (as defined in the Partnership Agreement).

     In addition, pursuant to such appointment as attorney-in-fact, the designees of the Purchaser each will have the power, among other things, (i) to seek to transfer ownership of such Units on the Partnership's books (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) upon the consummation of the Offer, to become a substitute limited partner of the Partnership, to receive any and all distributions made by the Partnership after the date on which the Units are purchased by the Purchaser (the "Purchase Date") and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (iii) to execute and deliver to the Partnership and/or the General Partners (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such Unitholder representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering Unitholder.

     Assignment of Entire Interest in the Partnership. By executing and delivering the Agreement of Assignment and Transfer, a tendering Unitholder irrevocably sells, assigns, transfers, conveys and delivers to the Purchaser and it assigns all of such person's right, title and interest in and to the Units tendered thereby and accepted for payment pursuant to the Offer and any and all non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after the Purchase Date including, without limitation, to the extent that they exist, all rights in, and claims to, any Partnership profits and losses, cash distributions (regardless of the fact that the record date for any such distribution may be a date prior to the Purchase Date), voting rights and other benefits of any nature whatsoever and whenever distributable or allocable to the Units under the Partnership Agreement. By executing and delivering the Agreement of Assignment and Transfer, a tendering Unitholder (i) represents that the assignment of Units pursuant to the terms of the Offer are made in accordance with all applicable laws and regulations and (ii) expressly intends that the Purchaser become a substitute limited partner of the Partnership. The Purchaser will seek to be admitted as a substituted limited partner of the Partnership upon consummation of the Offer.

     Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder (whether or not similar defects or irregularities are waived in the case of other Unitholders), and the Purchaser's interpretation of the terms and conditions of the Offer (including the Agreement of Assignment and Transfer and the Instructions thereto) will be final and binding. No tender will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Units complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder will actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited partnership interests, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unitholder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder delivers the Units pursuant to the terms of the Offer or uses any other method permitted in the Offer.

Section 3. Acceptance for Payment and Payment for Units

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, all Units validly tendered and not withdrawn in accordance with "The Offer--Section 4. Withdrawal Rights" as promptly as practicable following the Expiration Date. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the requirements of Rule 14e-1(c) of the Exchange Act, payment for, Units in order to comply in whole or in part with any applicable law or condition. In all cases, payment for Units accepted for payment pursuant to the Offer will be made only after (i) timely receipt of a valid, properly and fully executed Agreement of Assignment and Transfer, together with any other documents required thereby, and (ii) receipt by the Purchaser of the Partnership's confirmation that the transfer of Units pursuant to the Offer have been effectuated. The Purchaser will issue payment only to the Unitholder of record (including, in the case of Units held of recorded by an IRA or other qualified plan, such IRA or qualified plan) and payment will be forwarded only to the address listed on the Agreement of Assignment and Transfer.

     For purposes of the Offer, the Purchaser shall be deemed to have been accepted for payment (and thereby purchased tendered Units) when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated. Upon the terms and subject to the conditions of the Offer, payment for the Units purchased pursuant to the Offer will in all cases be made by the Purchaser.

     The Offer Price will be automatically reduced by the aggregate amount of distributions per Unit, if any, made by the Partnership from and after the date of this Offer until the date on which the Purchaser pays for Units purchased pursuant to the Offer. Under no circumstances will the Purchaser pay interest on the Offer Price for Units.

     If any tendered Units are not purchased for any reason, the Agreement of Assignment and Transfer with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the
Purchaser is unable to accept for payment, purchase or pay for the Units tendered pursuant to the Offer, then without prejudice to the Purchaser's rights under "The Offer--Section 9. Certain Legal Matters" the Purchaser may nevertheless retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in "The Offer--
Section 4. Withdrawal Rights."

     If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

     Unless otherwise prohibited, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

Section 4. Withdrawal Rights

     Except as otherwise provided in this Section, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Depository (i.e. a valid notice of withdrawal must be received on or before June 11, 1999, or such other date to which this Offer may be extended) at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Agreement of Assignment and Transfer and must also contain a medallion signature guarantee.

     If purchase of, or payment for, Units is delayed for any reason, or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this
Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides, in part, that no person who makes a tender offer shall fail to pay the consideration offered or return the securities (i.e. Units) deposited by or on behalf of security holders promptly after the termination or withdrawal of a tender offer.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in "The Offer--Section 2. Procedures for Tendering Units" at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; and Amendment

     The Purchaser expressly reserves the right, in its sole discretion and regardless of whether any of the conditions set forth in "The Offer--Section 8. Conditions of the Offer" shall have been satisfied, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units, (ii) upon the failure to be satisfied of any of the conditions specified in "The Offer--Section 8. Conditions of the Offer," to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving written notice, of such termination to the Unitholders, and (iii) to amend the Offer in any respect
(including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration). Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14e-1(d) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to PRNewswire service. The Purchaser may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer or any other material changes in the terms of the Offer.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may retain all tendered Units, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in "The Offer--Section 4. Withdrawal Rights." However, the ability of the Purchaser to delay payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by applicable law. The minimum period during which an offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

Section 6. Certain Information Concerning the Partnership

     Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information, including the Partnership's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, are available on the Commission's electronic data gathering and retrieval (EDGAR) system at its internet web site at
http://www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

     General Background on the Partnership. The primary business of the Partnership is to acquire, operate, and ultimately dispose of the Properties. The principal executive offices of the Partnership and the General Partners are located at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and their telephone number is 1-800-605-6774. The Partnership was formed on April 3, 1982 by filing a Certificate of Limited Partnership in the Commonwealth of Massachusetts. The Partnership issued all of the General Partner Interest to the two General Partners, The Krupp Company ("KCo"), a Massachusetts limited partnership, and The Krupp Corporation ("KCorp"), a Massachusetts corporation. The Partnership also issued all of the Original Limited Partner Interests to KCo. On June 4, 1982, the Partnership commenced an offering of up to 25,000 units of Investor Limited Partner Interests at the price of $1,000 per unit. As of September 29, 1982, the Partnership received subscriptions for all 25,000 Units and therefore, the public offering was successfully completed on that date.

     The Partnership's Properties Assets and Business. The Partnership currently indirectly owns three multi-family apartment complexes (the Brookeville Apartments, the Dorsey's Forge Apartments and the Hannibal Grove Apartments having an aggregate of 990 Units. The Partnership considers itself to be engaged only in the industry segment of investment in real estate. The Partnership's real estate investments are subject to some seasonal fluctuations due to changes in utility consumption and seasonal maintenance expenditures. However, the future performance of the Partnership will depend upon factors that cannot be predicted. A summary of the Partnership's real estate investments is presented below.

                                    Occupancy

                                                                          Occupancy           Average Occupancy For
                                                                            as of           The Year Ended December 31,
                                                       Year      Total    March 31,  ----------------------------------------
                                                     Acquired    Units      1999     1998     1997     1996     1995     1994
                                                     --------    -----      ----     ----     ----     ----     ----     ----
Brookeville Apartments; Columbus, Ohio                 1983       424        97%      99%      98%      95%      94%      94%
Hannibal Grove Apartments; Columbia, Maryland          1983       316        94%     100%     100%      94%      93%      94%
Dorsey's Forge Apartments; Columbia, Maryland          1983       250        98%     100%      99%      94%      94%      95%

     Mortgage notes payable collateralized by the Properties consisted of the following as at December 31, 1998.


                                 Mortgage Notes

                                                                  Principal
                                                        ----------------------------
                                                                                         Interest         Maturity
               Property                                     1998             1997          Rate             Date
---------------------------------------------           -----------      -----------     --------         --------
Brookeville Apartments; Columbus, Ohio                   $8,428,579       $8,499,549       7.75           1-Aug-28
Dorsey's Forge Apartments; Columbia, Maryland            $4,363,601       $4,502,891       9.25           3-May-00
Hannibal Grove Apartments; Columbia, Maryland            $5,934,497       $6,123,931       9.25           3-May-00
                                                        -----------      -----------
Total                                                   $18,726,677      $19,126,371
                                                        ===========      ===========


Brookeville Apartments. The property is subject to a non-recourse mortgage note in the original amount of $8,755,000, payable to the Department of Housing and Urban Development ("HUD"). The mortgage note requires monthly payments of $60,600 consisting of principal and interest at the rate of 7.75% per annum. In addition, the Partnership is required to fund a monthly deposit of $5,158 to an escrow account to be used for future property replacements and improvements and a mortgage insurance premium deposit equal to .5% per annum of the outstanding principal balance. The note matures on August 1, 2028. In accordance with HUD regulations, distributions are limited to the extent of Surplus Cash, as defined by the Regulatory Agreement for Multifamily Housing Projects, dated July 20, 1993 between Brookeville Apartments Limited Partnership and the Secretary of Housing and Urban Development as recorded in the Franklin County Recorder Volume 23319, page J05. The mortgage note payable is collateralized by the Property and may be prepaid during the five years beginning August 1, 1998, subject to an annual declining prepayment penalty of 5% to 1%, respectively. After August 1, 2003, there is no prepayment penalty.

     Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long-term debt was approximately $9,446,000 at December 31, 1998. At December 31, 1997, the fair market value could not be determined since the mortgage note could not be prepaid.

Hannibal Grove and Dorsey's Forge Apartments. The properties are subject to non-recourse mortgage notes for Hannibal Grove Apartments and Dorsey's Forge Apartments in the original amounts of $6,800,000 and $5,000,000, respectively, payable at a rate of 9.25% per annum. Monthly principal and interest payments are $62,333 for Hannibal Grove Apartments and $45,833 for Dorsey's Forge Apartments. The notes mature on May 3, 2000 at which time all unpaid principal, $5,653,175 (Hannibal Grove Apartments) and $4,156,746 (Dorsey's Forge Apartments), and any accrued interest are due. The mortgage notes payable are collateralized by the respective properties and may be prepaid subject to a prepayment penalty. The prepayment penalty will be the greater of (i) the principal balance multiplied by the difference between 9.4301% and the yield rate on publicly traded U.S. Treasury Securities having the closest matching maturity date as reported in the Wall Street Journal, or (ii) one percent of the then outstanding principal.

     Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long-term debt for Hannibal Grove Apartments and Dorsey's Forge Apartments is approximately $6,118,000 and $4,449,000, respectively at December 31, 1998. At December 31, 1997, the fair market value could not be determined since the mortgage notes could not be prepaid.

     Due to restrictions on transfers and prepayment, the Partnership may be unable to refinance certain mortgage notes payable at such calculated fair value. The aggregate scheduled principal amounts of long-term borrowings due during the five years ending December 31, 2003 are $437,124, $10,020,473, $89,480, $96,667 and $104,430. During 1998, 1997 and 1996 the Partnership paid
$1,625,506, $1,659,719 and $1,690,992 of interest, respectively, on its mortgage notes.

     The Partnership is considering a capital improvement plan to maintain the Properties current rent and occupancy and rent levels (subject to inflationary increases) in light of the competition in the markets served by the Partnership (for a fuller description of the Capital Plan, see "Special Factors-Section 1. Background of the Offer").

Financial Data

     Set forth below is a summary of certain financial data for the Partnership that has been excerpted from the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998. The Partnership's audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1997 filed with the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998 are included in Exhibit I to this Offer. The financial information set forth below is qualified in its entirety by reference to such annual report and documents filed with the Commission and the financial statements and related notes contained therein. The Purchaser expressly disclaims any responsibility for the information contained in these filed reports and extracted in this discussion. The following table sets forth in comparative tabular form a summary of selected financial data for each of the Partnership's last five full years:


                                                                          For the Years Ended December 31
                                                 ----------------------------------------------------------------------------------
                                                     1998             1997              1996              1995              1994
                                                 -----------      -----------       -----------       -----------       -----------
Total revenue .............................       $7,608,315       $7,280,181        $6,628,658          $352,337        $6,215,466
Net income (loss) .........................         $536,483         $(23,224)        $(446,360)        $(547,893)        $(453,031)
Net income (loss) allocated to:
         Investor Limited Partners ........         $509,659         $(22,063)        $(424,042)        $(520,498)        $(430,380)
         Per Unit .........................           $20.39           $(0.88)          $(16.96)          $(20.82)          $(17.22)
         Original Limited Partner .........          $21,459            $(929)               $0                $0          $(18,121)
         General Partners .................           $5,365            $(232)         $(22,318)         $(27,395)          $(4,530)
Total assets at 12/31 .....................      $11,982,905      $12,354,768       $13,224,310       $14,384,144       $15,702,150
Long-term obligations at 12/31 ............      $18,289,553      $18,726,677       $19,126,371       $19,491,853       $19,827,968
Distributions:
         Investor Limited Partners ........         $594,752         $396,500          $396,500          $297,495           $99,132
         Per Unit .........................           $23.79           $15.86            $15.86            $11.90             $3.97
         Original Limited Partner .........          $25,045          $16,697           $16,697           $12,526            $4,174
         General Partners .................           $6,261           $4,174            $4,174            $3,132            $1,043

The book value per unit at December 31, 1998 and at March 31, 1999 was ($252.22) and ($260.92), respectively.

                            Partnership Distributions

                                             Year Ended December 31, 1998       Year Ended December 31, 1997
                                             ----------------------------       ----------------------------
                                               Amount          Per Unit          Amount            Per Unit
                                               ------          --------          ------            --------
Limited Partners:

         Investor Limited Partners            $594,752          $23.79          $396,500            $15.86
         (25,000 Units outstanding)

         Original Limited Partner               25,045                            16,697

General Partners                                 6,261                             4,174
                                              --------                          --------
Total                                         $626,058                          $417,371
                                              ========                          ========


Section 7. Certain Information Concerning the Purchaser and its Affiliates

     The Purchaser is KRF3 Acquisition Company, L.L.C., a Delaware limited liability company which is a wholly owned subsidiary of KRF Company. The Purchaser was organized for the purpose of acquiring the Partnership and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by this Offer to Purchase. The principal office and place of business of the Purchaser is One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

     KRF Company was organized for the purpose of conducting the business and the operations of the Purchaser. KRF Company has not carried on any activities to date other than those incident to its formation and the transactions contemplated by this Offer to Purchase.

The principal office and place of business of KRF Company is One Beacon Street, Suite 1500, Boston, Massachusetts 02108. The sole member of KRF Company is Family Limited Partnership.

     Family Limited Partnership was formed to hold and manage investments for its partners. The general partners of Family Limited Partnership are Douglas Krupp and George Krupp.

     Douglas Krupp is a United States citizen whose principal occupation is acting as the Chairman of The Berkshire Companies Limited Partnership, a
Massachusetts limited partnership ("BCLP") which, together with its subsidiaries, is principally engaged in mortgage banking and investment sponsorship, asset and other management services, venture capital investing, commercial laundry and linen services, and furniture manufacturing and sales. His business address is The Berkshire Group, One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

     George Krupp is a United States citizen and is actively involved in the management of BCLP and affiliated entities. He is also an instructor of history at the New Jewish High School, Waltham, Massachusetts. His business address is The Berkshire Group, One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

     The General Partners of the Partnership are KCorp and KCo. The directors and principal executive officers of KCorp are Douglas Krupp, George Krupp and David Quade, and the sole shareholders of KCorp are Douglas and George Krupp. The General Partners of KCo are Douglas Krupp, George Krupp and KCorp. KCo owns all of the original limited partnership interests in the Partnership.

     The Family Limited Partnership, KRF Company, the Purchaser and the General Partners are under the common control of Douglas and George Krupp. As of the date of this Offer, Douglas Krupp and George Krupp each own 40 Units and as the partners of Krupp Associates, a Massachusetts general partnership, Douglas and George Krupp jointly own 50 Units. Collectively, Douglas and George Krupp own 0.52% of the total number of Units. Krupp Associates acquired 10 Units on January 2, 1999 at a price of $1,000 per Unit from a long time employee of an affiliate of the General Partners receiving long term disability benefits.

     The Purchaser believes that its affiliates will tender all of their Units pursuant to the Offer. Because of the conflict of interest inherent in the Purchaser's affiliation with the Partnership, the affiliates who own Units have determined not to make a recommendation regarding the Offer, the Proposed Amendment or the Proposed Merger (See "Special Factors--Section 4. Conflicts of Interests and Transactions with Affiliates" for a fuller description of the conflicts of interests).

     Set forth below is certain unaudited financial information with respect to the Family Limited Partnership as of May 12, 1999.

         Assets
         Cash & cash equivalents                           $    55,054
         Short term investments                              6,000,000
         Marketable securities                               9,439,855
                                                           -----------

                  Total Assets                             $15,494,909
                                                           ===========
         Liabilities and Partners' Equity
         Liabilities                                       $         0
                                                           -----------

                  Total Liabilities                                  0

         Partner Equity                                     15,494,909
                                                           -----------

                  Total liabilities and partners' equity   $15,494,909
                                                           ===========

Section 8. Conditions of the Offer

     Notwithstanding any other provisions of the offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to Rule 14e-1(c) under the Exchange Act, any tendered Units (whether or not any Units have theretofore been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Units not then paid for, if (i) the Minimum Condition shall not have been satisfied, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, the Purchaser will have full rights to ownership as to all such Units and the purchaser will be admitted as a substitute limited partner under Section

10.3 of the Partnership Agreement, (iii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the transfer restrictions set forth in Section 10.4 of the Partnership Agreement are inapplicable, or (iv) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained on or before the Expiration Date.

     Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefore, the Purchaser determines, in its sole discretion, that any of the following conditions exist:

     (i) a there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which (a) challenges the acquisition by the Purchaser of the Units or seeks to obtain any material damages as a result thereof, (b) makes or seeks to make illegal, the acceptance for payment, purchase or payment for any Units or the consummation of the Offer, (c) imposes or seeks to impose limitations on the ability of the Purchaser or any affiliate of the Purchaser to acquire or hold or to exercise full rights of ownership of the Units, including, but not limited to, the right to vote any Units purchased by them on all matters properly presented to the Unitholders or to effect the Proposed Amendment or the Proposed Merger, (d) may result in a material diminution of the benefits expected to be derived by the purchaser or any of its affiliates as a result of the Offer, (e) requires divestiture by the Purchaser of any Units, (f) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership or the Purchaser or (g) challenges or adversely affects the Offer;

     (ii) there shall be any action taken, or any statute, rule, regulation, order or injunction shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, or any other action shall have been taken, by any federal or state court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which has or might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (g) of paragraph (i) above;

     (iii) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, tax status, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

     (iv) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) any limitation (whether or not mandatory) by any governmental authority on, or other event which might affect, the extension of credit by banks or other lending institutions in the United States or result in any imposition of currency controls in the United States, (d) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (e) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (f) in the case of any of the foregoing existing at the time of the commencement of the Offer a material acceleration or worsening thereof;

     (v) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (a) more than fifty percent (50%) of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Securities and Exchange Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units; or

     (vi) any developments that may result in a material diminution in the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the Offer (including, without limitation the Proposed Amendment, the Proposed Merger) or any other merger or other similar business combination with the Partnership).

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described in this Section will be final and binding upon all parties.

Section 9. Certain Legal Matters

     General. Except as set forth in this Section 9, the Purchaser is not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer, other than the filing of a Tender Offer Statement on Schedule 14D-1 and a Transaction Statement on Schedule 13E-3 with the Commission and any amendments thereto. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section.

     Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

     Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

     Appraisal Rights. Unitholders will not have appraisal rights as a result of the Offer.

     State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, security holders, principal executive officers or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability or any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obliged to accept for purchase or pay for any Units tendered.

     ERISA. By executing and returning the Agreement of Assignment and Transfer, a Unitholder will be representing that either (a) the Unitholder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan; or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code.

Section 10. Fees and Expenses

     Except as otherwise set forth herein, the Purchaser will pay all costs and expenses of printing, publishing and mailing the Offer.

     The following table sets forth the various expenses in connection with the Offer. All of the amounts shown are estimated except the Commission registration fee.


     Commission filing fee ...............................         $  2,750
     Legal fees and expenses .............................          150,000
     Solicitation Expenses ...............................           22,000
     Printing Costs ......................................           15,000
     Partnership Transfer Fees ...........................           67,500
     Miscellaneous .......................................            2,750
                                                                   --------

              Total ......................................         $260,000
                                                                   ========

     The Purchaser has retained Krupp Funds Group Limited Partnership to act as Depositary and Co-Information Agent and Georgeson & Company, Inc. to serve as Co-Information Agent in connection with the Offer. The Purchaser has agreed to pay each of the Depositary and the Information Agents reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify each of them against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     The Purchase will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agents) in connection with the solicitation of tenders of Units pursuant to the Offer.

Section 11. Miscellaneous

     THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

     The Purchaser has filed with the Commission (i) a Tender Offer Statement on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act and (ii) a Rule 13e-3 Transaction Statement (with exhibits) pursuant to Rule 13e-3 under the Exchange Act. Each such filing will furnish additional information with respect to the Offer. Such filings and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified in "The Offer--Section 6. Certain Information Concerning the Partnership."

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                        KRF3 ACQUISITION COMPANY, L.L.C.

May 14, 1999

                                                                       EXHIBIT I


                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                 CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                   ----------



Report of Independent Accountants                                        Ex. I-2


Consolidated Balance Sheets for December 31, 1998 and                    Ex. I-3
December 31, 1997


Consolidated Statements of Operations For the Years Ended
December 31, 1998, 1997 and 1996                                         Ex. I-4


Consolidated Statements of Changes in Partners' Deficit
For the Years Ended December 31, 1998, 1997 and 1996                     Ex. I-5


Consolidated Statements of Cash Flows For the Years Ended
December 31, 1998, 1997 and 1996                                         Ex. I-6


Notes to Consolidated Financial Statements                    Ex. I-7 - Ex. I-14


Schedule III - Real Estate and
Accumulated Depreciation                                     Ex. I-15 - Ex. I-16


All other schedules are omitted as they are not applicable or not required, or the information is provided in the consolidated financial statements or the notes thereto.





                                   Exhibit I-1

                        REPORT OF INDEPENDENT ACCOUNTANTS

                                   ----------


To the Partners of Krupp Realty Fund, Ltd.-III and Subsidiary:


     In our opinion, the consolidated financial statements and the financial statement schedule listed in the index on page F-2 present fairly, in all material respects, the financial position of Krupp Realty Fund, Ltd.-III and its Subsidiary (the "Partnership") at December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements and financial statement schedule are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



                                        /s/ PricewaterhouseCoopers LLP



February 10, 1999




                                   Exhibit I-2

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

                                   ----------

                                     ASSETS

                                                       1998            1997
                                                   ------------    ------------

Multi-family apartment complexes,
         net of accumulated depreciation of
         $21,977,268 and $20,216,642,
         respectively (Note D)                     $  9,784,836    $ 10,519,769
Cash and cash equivalents (Note C)                      932,065         552,221
Replacement reserve escrow (Note D)                     160,954         177,778
Cash restricted for tenant
         security deposits                              229,416         202,691
Prepaid expenses and other assets                       614,911         595,696
Deferred expenses, net of accumulated
         amortization of $258,861 and $212,971,
         respectively                                   260,723         306,613
                                                   ------------    ------------

                      Total assets                 $ 11,982,905    $ 12,354,768
                                                   ============    ============

                        LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
         Mortgage notes payable (Note D)           $ 18,726,677    $ 19,126,371
         Accrued expenses and other liabilities
         (Note E)                                       601,319         683,413
         Due to affiliates (Note G)                     199,500            --
                                                   ------------    ------------

                 Total liabilities                   19,527,496      19,809,784
                                                   ------------    ------------

Commitment (Note F)

Partners' deficit (Note F):
         Investor Limited Partners
         (25,000 Units outstanding)                  (6,305,460)     (6,220,367)
         Original Limited Partner                      (909,737)       (906,151)
         General Partners                              (329,394)       (328,498)
                                                   ------------    ------------

                 Total Partners' deficit             (7,544,591)     (7,455,016)
                                                   ------------    ------------

                 Total liabilities and Partners'
                        deficit                    $ 11,982,905    $ 12,354,768
                                                   ============    ============



                     The accompanying notes are an integral
                 part of the consolidated financial statements.


                                   Exhibit I-3

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1998, 1997 and 1996

                                   ----------


                                                1998          1997            1996
                                            -----------   -----------    -----------
Revenue:
     Rental                                 $ 7,541,280   $ 7,224,085    $ 6,568,309
     Other income                                67,035        56,096         60,349
                                            -----------   -----------    -----------

          Total revenue                       7,608,315     7,280,181      6,628,658
                                            -----------   -----------    -----------

Expenses:
     Operating (Note G)                       2,004,219     2,041,820      1,991,923
     Maintenance                                591,235       578,869        556,909
     Real estate taxes                          559,440       539,978        504,867
     General and administrative
         (Note G)                                66,012       101,687         93,995
     Management fees (Note G)                   376,570       357,766        326,363
     Depreciation and amortization            1,806,516     1,980,892      1,866,979
     Interest (Note D)                        1,667,840     1,702,393      1,733,982
                                            -----------   -----------    -----------

          Total expenses                      7,071,832     7,303,405      7,075,018
                                            -----------   -----------    -----------

Net income (loss) (Note H)                  $   536,483   $   (23,224)   $  (446,360)
                                            ===========   ===========    ===========

Allocation of net income (loss)
     (Note F):

     Investor Limited Partners
          (25,000 Units outstanding)        $   509,659   $   (22,063)   $  (424,042)
                                            ===========   ===========    ===========

     Investor Limited Partners
          Per Unit                          $     20.39   $      (.88)   $    (16.96)
                                            ===========   ===========    ===========

     Original Limited Partner               $    21,459   $      (929)   $      --
                                            ===========   ===========    ===========

     General Partners                       $     5,365   $      (232)   $   (22,318)
                                            ===========   ===========    ===========



                     The accompanying notes are an integral
                 part of the consolidated financial statements.


                                   Exhibit I-4

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
              For the Years Ended December 31, 1998, 1997 and 1996

                                   ----------


                        Investor        Original                      Total
                        Limited         Limited       General         Partners'
                        Partners        Partner       Partners        Deficit
                       -----------    -----------    -----------    -----------

Balance at
December 31, 1995      $(4,981,262)   $  (871,828)   $  (297,600)   $(6,150,690)

Net loss                  (424,042)          --          (22,318)      (446,360)

Distributions             (396,500)       (16,697)        (4,174)      (417,371)
                       -----------    -----------    -----------    -----------

Balance at
December 31, 1996       (5,801,804)      (888,525)      (324,092)    (7,014,421)

Net loss                   (22,063)          (929)          (232)       (23,224)

Distributions             (396,500)       (16,697)        (4,174)      (417,371)
                       -----------    -----------    -----------    -----------

Balance at
December 31, 1997       (6,220,367)      (906,151)      (328,498)    (7,455,016)

Net income (Note F)        509,659         21,459          5,365        536,483

Distributions
(Note F)                  (594,752)       (25,045)        (6,261)      (626,058)
                       -----------    -----------    -----------    -----------

Balance at
December 31, 1998      $(6,305,460)   $  (909,737)   $  (329,394)   $(7,544,591)
                       ===========    ===========    ===========    ===========

The per Unit distribution for the years ended December 31, 1998, 1997 and 1996 were $23.79, $15.86 and $15.86, respectively, none of which represented a return of capital.


                     The accompanying notes are an integral
                 part of the consolidated financial statements.


                                   Exhibit I-5

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1998, 1997 and 1996

                                   ----------


                                                 1997          1996           1998
                                             -----------    -----------    -----------
Cash flows from operating activities:
    Net income (loss)                        $   536,483    $   (23,224)   $  (446,360)
    Adjustments to reconcile net income
      (loss) to net cash provided by
       operating activities:
    Depreciation and amortization              1,806,516      1,980,892      1,866,979
    Interest earned on replacement reserve
      escrow                                      (7,392)        (4,889)          --
    Changes in assets and liabilities:
      Decrease (increase) in cash
         restricted for tenant security
         deposits                                (26,725)       (18,933)        19,192
    Decrease (increase) in prepaid
         expenses and other assets               (19,215)         7,394         (6,836)
    Increase (decrease) in due to
         affiliates                              199,500           --          (10,790)
    Increase (decrease) in accrued
         expenses and other liabilities          (82,094)       (54,465)        39,895
                                             -----------    -----------    -----------

      Net cash provided by
         operating activities                  2,407,073      1,886,775      1,462,080
                                             -----------    -----------    -----------

Cash flows from investing activities:
   Additions to fixed assets                  (1,025,693)      (949,541)      (996,817)
   Increase (decrease) in accrued expenses
      and other liabilities related to
      fixed asset additions                         --           (9,000)         9,000
   Withdrawals from replacement reserve
      escrow                                      86,111           --          153,250
   Deposits to replacement reserve
      escrow                                     (61,895)       (61,895)       (61,895)
                                             -----------    -----------    -----------

      Net cash used in investing
         activities                           (1,001,477)    (1,020,436)      (896,462)
                                             -----------    -----------    -----------

Cash flows from financing activities:
   Principal payments on mortgage
      notes payable                             (399,694)      (365,482)      (334,208)
   Distributions                                (626,058)      (417,371)      (417,371)
                                             -----------    -----------    -----------

      Net cash used in
      financing activities                    (1,025,752)      (782,853)      (751,579)
                                             -----------    -----------    -----------

Net increase (decrease) in cash and
   cash equivalents                              379,844         83,486       (185,961)
Cash and cash equivalents, beginning
   of the year                                   552,221        468,735        654,696
                                             -----------    -----------    -----------
Cash and cash equivalents,
   end of the year                           $   932,065    $   552,221    $   468,735
                                             ===========    ===========    ===========


                     The accompanying notes are an integral
                 part of the consolidated financial statements.


                                   Exhibit I-6

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

A.   Organization

     Krupp Realty Fund, Ltd.-III ("KRF-III") was formed on April 23, 1982 by filing a Certificate of Limited Partnership in The Commonwealth of Massachusetts. KRF-III terminates on December 31, 2020, unless earlier terminated upon the sale of the last of KRF-III's properties or the occurrence of certain other events as set forth in the Partnership Agreement.

     KRF-III issued all of the General Partner Interests to The Krupp Company, a Massachusetts limited partnership, and The Krupp Corporation, a
     Massachusetts corporation, in exchange for capital contributions aggregating $1,000. Except under certain limited circumstances upon termination of KRF-III, the General Partners are not required to make any additional capital contributions. KRF-III also issued all of the Original Limited Partner Interests to The Krupp Company in exchange for a capital contribution of $4,000. The Original Limited Partner is not required to make any additional capital contributions to KRF-III.

     On June 4, 1982, KRF-III commenced an offering of up to 25,000 units of Investor Limited Partner Interests (the "Units") for $1,000 per Unit. As of September 29, 1982, KRF-III received subscriptions for all 25,000 Units and therefore, the public offering was successfully completed on that date.

     In 1993, the General Partners formed Brookeville Apartments Limited Partnership ("Brookeville L.P.") as a prerequisite for the refinancing of Brookeville Apartments ("Brookeville") with the Department of Housing and Urban Development ("HUD"). At the same time, the General Partners transferred ownership of Brookeville to Brookeville L.P. The General Partner of Brookeville L.P. is the Westcop Corporation ("Westcop") and KRF-III is the Limited Partner in Brookeville L.P. Westcop has beneficially assigned its interest in Brookeville L.P. to KRF-III. KRF-III and Brookeville L.P. are collectively known as Krupp Realty Fund, Ltd.-III and Subsidiary (the "Partnership").

B.   Significant Accounting Policies

     The Partnership uses the following accounting policies for financial reporting purposes, which may differ in certain respects from those used for federal income tax purposes (see Note H).

     Basis of Presentation

     The consolidated financial statements present the consolidated assets, liabilities and operations of the Partnership. All intercompany balances and transactions have been eliminated.

     Risks and Uncertainties

     The Partnership invests its cash primarily in deposits and money market funds with commercial banks. The Partnership has not experienced any losses to date on its invested cash.


                                    Continued



                                   Exhibit I-7

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

                                   ----------


B.   Significant Accounting Policies, Continued

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, contingent assets and liabilities and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     The Partnership includes all short-term investments with maturities of three months or less from the date of acquisition in cash and cash equivalents. The cash investments are recorded at cost, which approximates current market values.

     Rental Revenues

     Leases require the payment of rent monthly in advance. Rental revenues are recorded on the accrual basis.

     Depreciation

     Depreciation is provided for by the use of the straight-line method over estimated useful lives as follows:

          Buildings and improvements                           5 to 25 years
          Appliances, carpeting and equipment                  3 to 8 years

     Impairment of Long-Lived Assets

     Real estate assets and equipment are stated at depreciated cost. Pursuant to Statement of Financial Accounting Standards Opinion No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", impairment losses are recorded on long-lived assets used in operations on a property by property basis, when events and circumstances indicate that the assets might be impaired and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amount of those assets. Upon determination that an impairment has occurred, those assets shall be reduced to fair value.

     Deferred Expenses

     Costs of obtaining and recording  mortgages are amortized  over the life of
     the  related   mortgage   notes  using  the   straight-line   method  which
     approximates the effective interest method.

     Income Taxes

     The Partnership is not liable for federal or state income taxes as Partnership income or loss is allocated to the Partners for income tax purposes. In the event the Partnership's tax returns are examined by the Internal Revenue Service or state taxing authority and the examination results in a change in Partnership taxable income or loss, such change will be reported to the Partners.

                                    Continued




                                   Exhibit I-8

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                                   ----------


B.   Significant Accounting Policies, Continued

     Descriptive Information About Reportable Segments

     During the fourth quarter of 1998, the Partnership adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise". Statement No. 131 establishes standards for the way that public business enterprises report information regarding reportable operating segments. The adoption of Statement No. 131 did not affect the results of operations or financial position of the Partnership.

     The Partnership operates and develops apartment communities which generate rental and other income through the leasing of apartment units. The General Partners separately evaluate the performance of each of the Partnership's apartment communities. However, because each of the apartment communities have similar economic characteristics, facilities, services and tenants, the apartment communities have been aggregated into a single dominant apartment communities segment.

     All revenues are from external customers and no revenues are generated from transactions with other segments. There are no tenants which contributed 10% or more of the Partnership's total revenue during 1998, 1997 or 1996.

     Reclassifications

     Certain prior year balances have been reclassified to conform with current year consolidated financial statement presentation.

C.   Cash and Cash Equivalents

     Cash and cash equivalents consisted of the following:

                                                         December 31,
                                                  -------------------------
                                                      1998             1997
                                                  --------         --------

     Cash and money market accounts               $682,656         $402,783
     Commercial paper                              249,409          149,438
                                                  --------         --------

                                                  $932,065         $552,221
                                                  ========         ========





                                    Continued


                                   Exhibit I-9

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

                                   ----------


D.   Mortgage Notes Payable

The properties owned by the Partnership are pledged as collateral for the non-recourse mortgage notes outstanding at December 31, 1998 and 1997. Mortgage notes payable consisted of the following:



                                   Principal            Annual
                          --------------------------   Interest
Property                     1998            1997        Rate      Maturity Date
--------                  ----------      ----------   --------   --------------
Brookeville
  Apartments              $8,428,579      $8,499,549     7.75%    August 1, 2028

Dorsey's Forge
  Apartments and
  Oakland Meadows
  Apartments               4,363,601       4,502,891     9.25%    May 3, 2000

Hannibal Grove
  Apartments               5,934,497       6,123,931     9.25%    May 3, 2000

         Total           $18,726,677     $18,126,371
                         ===========     ===========

Brookeville Apartments

The property is subject to a non-recourse mortgage note in the original amount of $8,755,000, payable to the Department of Housing and Urban Development ("HUD"). The mortgage note requires monthly payments of $60,600 consisting of principal and interest at the rate of 7.75% per annum. In addition, the Partnership is required to fund a monthly deposit of $5,158 to an escrow account to be used for future property replacements and improvements and a mortgage insurance premium deposit equal to .5% per annum of the outstanding principal balance. The note matures on August 1, 2028. In accordance with HUD regulations, distributions are limited to the extent of Surplus Cash, as defined by the Regulatory Agreement. The mortgage note payable is collateralized by the property and may be prepaid during the five years beginning August 1, 1998, subject to an annual declining prepayment penalty of 5% to 1%, respectively. After August 1, 2003, there is no prepayment penalty.

Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long-term debt is approximately $9,446,000 at December 31, 1998. At December 31, 1997, the fair market value could not be determined since the mortgage note could not be prepaid.

Hannibal Grove Apartments ("Hannibal") and Dorsey's Forge and Oakland Meadows Apartments ("Dorsey's")

The properties are subject to non-recourse mortgage notes for Hannibal and Dorsey's in the original amounts of $6,800,000 and $5,000,000, respectively, payable at a rate of 9.25% per annum. Monthly principal and interest payments are $62,333 for Hannibal and $45,833 for Dorsey's. The notes mature on May 3, 2000 at which time all unpaid principal, $5,653,175


                                    Continued

                                  Exhibit I-10

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                                   ----------


D.   Mortgage Notes Payable, Continued

(Hannibal) and $4,156,746 (Dorsey's), and any accrued interest are due. The mortgage notes payable are collateralized by the respective properties and may be prepaid subject to a prepayment penalty. The prepayment penalty will be the greater of 1) the principal balance multiplied by the difference between 9.4301% and the yield rate on publicly traded U.S. Treasury Securities having the closest matching maturity date as reported in the Wall Street Journal, or 2) one percent of the then outstanding principal.

Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long-term debt for Hannibal and Dorsey's is approximately $6,118,000 and $4,449,000, respectively at December 31, 1998. At December 31, 1997, the fair market value could not be determined since the mortgage notes could not be prepaid.

Due to restrictions on transfers and prepayment, the Partnership may be unable to refinance certain mortgage notes payable at such calculated fair value.

The aggregate scheduled principal amounts of long-term borrowings due during the five years ending December 31, 2003 are $437,124, $10,020,473, $89,480, $96,667
and $104,430.

During 1998,  1997 and 1996 the  Partnership  paid  $1,625,506,  $1,659,719  and
$1,690,992 of interest, respectively, on its mortgage notes.

E.   Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following at December 31, 1998 and 1997:

                                                          1998       1997
                                                        --------   --------
     Accounts payable                                   $  1,016   $   --
     Accrued real estate taxes                           161,258    162,030
     Other liabilities                                   191,934    288,703
     Tenant security deposits                            219,272    186,065
     Prepaid rent                                         27,839     46,615
                                                        --------   --------
     Total                                              $601,319   $683,413
                                                        ========   ========

F.   Partners' Deficit

Under the terms of the Partnership Agreement, profits and losses from operations are allocated 95% to the Investor Limited Partners, 4% to the Original Limited Partner and 1% to the General Partners until such time that the Investor Limited Partners have received a return of their total invested capital plus a 9% per annum Cumulative Return on Investment thereon and thereafter, 65% to the Investor Limited Partners, 28% to the Original Limited Partner and 7% to the General Partners.




                                    Continued


                                  Exhibit I-11

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

                                   ----------


F.   Partners' Deficit, Continued

     Also, under the Partnership Agreement, cash distributions from operations are generally made on the same basis as the allocations of profits and losses described above. Net cash proceeds, as determined by the General Partners, resulting from transactions such as refinancing or sale of a property, are to be distributed as follows: 1) to the Investor Limited Partners until they have received a return of their total Invested Capital;
     2) to the Investor Limited Partners until they have received an amount equal to their Cumulative Return on Investment in respect of all fiscal years of the Partnership; 3) to the Original Limited Partner and General Partners until they have received a return of their total Invested Capital;
     4) to an unaffiliated brokerage firm (the "Sales Agent") to the extent of any subordinated Financial Consulting Fee then due, and; 5) any remaining Cash Proceeds shall be distributed 65% to the Investor Limited Partners,
     28% to the Original Limited Partner and 7% to the General Partners. Notwithstanding anything above, the General Partners shall, under all circumstances, receive at least 1% of all distributions of net cash proceeds from a capital transaction.

     Per the Partnership Agreement, profits from capital transactions are to be allocated to the extent of cash distributions described above, first to the Investor Limited Partners until they have received a return of their total Invested Capital. Losses from capital transactions are to be allocated to the extent of cash distributions described above, first to the Investor Limited Partners until they have received a return of their total Invested Capital plus their Cumulative Return on Investment. Thereafter, profits and losses from capital transactions are to be allocated in accordance with the Partnership Agreement. Notwithstanding anything above, the General Partners shall be allocated, under all circumstances, at least 1% of all profits and losses from capital transactions.

     For income tax purposes, the allocation of Partnership items is determined according to the Partnership Agreement, to the extent that each allocation has "substantial economic effect" pursuant to the Internal Revenue Code,
     Section 704. In the event that an allocation does not meet these statutory requirements, Partnership items will be reallocated according to these provisions. For 1996, reallocation was necessary. The consolidated financial statements presented herein reflect the allocation of net loss in accordance with the rules of the Internal Revenue Code for the year ended December 31, 1996.




                                    Continued


                                  Exhibit I-12

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                                   ----------


F.   Partners' Deficit, Continued

     As of December 31, 1998, the following cumulative partner contributions and allocations have been made since the inception of the Partnership:

                             Investor      Original
                             Limited       Limited        General
                             Partners      Partner        Partners        Total
                           ------------    ----------    ----------    ------------
Capital contributions      $ 25,000,000    $    4,000    $    1,000    $ 25,005,000
Syndication costs            (3,486,600)         --            --        (3,486,600)
Cash distributions
   from operations          (10,706,873)     (450,813)     (112,701)    (11,270,387)
Cash distributions from
   refinancing proceeds      (5,173,000)         --         (52,252)     (5,225,252)
Net loss from operations    (21,341,654)     (858,825)     (264,417)    (22,464,896)
Net income from capital
   transaction                9,402,667       395,901        98,976       9,897,544
                           ------------    ----------    ----------    ------------
Balance at
   December 31, 1998       $ (6,305,460)   $ (909,737)   $ (329,394)   $ (7,544,591)
                           ============    ==========    ==========    ============

G.   Related Party Transactions

     The Partnership pays property management fees to an affiliate of the General Partners for management services. Pursuant to the management agreements, management fees are payable monthly at a rate of 5% of the gross receipts from the properties under management. The Partnership also reimburses affiliates of the General Partners for certain expenses incurred in connection with the operation of the Partnership and its properties, including administrative expenses. Amounts paid to the General Partners' affiliates during the years ended December 31, 1998, 1997 and 1996 were as follows:

                                         1998       1997       1996
                                       --------   --------   --------

          Property management fees     $376,570   $357,766   $326,363
          Expense reimbursements        163,891    179,032    173,132
                                       --------   --------   --------

               Charged to operations   $540,461   $536,798   $499,495
                                       ========   ========   ========


Due to affiliates consisted of expense reimbursements of $199,500 at December 31, 1998.



                                    Continued



                                  Exhibit I-13

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

                                   ----------


H.   Federal Income Taxes

For federal income tax purposes, the Partnership is depreciating property under the Accelerated Cost Recovery System ("ACRS") and the Modified Accelerated Cost Recovery System ("MACRS"), depending on which is applicable.

The reconciliation of the net income (loss) reported in the accompanying Consolidated Statement of Operations with the net loss reported in the Partnership's 1998, 1997 and 1996 federal income tax returns is as follows:

                                             1998         1997          1996
                                          ----------   ----------    ----------
     Net income (loss) per
       Consolidated Statement of
       Operations                         $  536,483   $  (23,224)   $ (446,360)

     Difference in book to tax
          depreciation and amortization    1,164,574      557,885       221,435
                                          ----------   ----------    ----------

     Net income (loss) for federal
          income tax purposes             $1,701,057   $  534,661    $ (224,925)
                                          ==========   ==========    ==========

     The allocation of the net income for federal income tax purposes for the year ended December 31, 1998 is as follows:

                                      Portfolio       Passive
                                       Income          Income           Total
                                     ----------      ----------      ----------
     Investor Limited Partners       $   63,141      $1,552,863      $1,616,004

     Original Limited Partner             2,658          65,384          68,042

     General Partners                       665          16,346          17,011
                                     ----------      ----------      ----------
     Total                           $   66,464      $1,634,593      $1,701,057
                                     ==========      ==========      ==========

During the years ended December 31, 1998,  1997 and 1996 the per Unit net income
(loss) to the Investor Limited Partners for federal income tax purposes was $64.64, $21.17 and $(8.55), respectively.

The basis of the Partnership's assets for financial reporting purposes exceeds its tax basis by approximately $2,288,000 and $3,451,000 at December 31, 1998 and 1997, respectively. The tax and book basis of the Partnership's liabilities are the same.


                                  Exhibit I-14

                   KRUPP REALTY FUND, LTD.- III AND SUBSIDIARY

             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

                                December 31, 1998


                                                                                        Costs Capitalized
                                                                                          Subsequent to
                                                        Initial Costs to Partnership       Acquisition
                                                       ------------------------------   -----------------
                                                                          Buildings         Buildings
                                                                             and               and            Depreciable
   Description                       Encumbrances         Land           Improvements      Improvements          Life
----------------                     ------------      -----------       ------------   -----------------     -----------
Brookeville
Apartments
Columbus, OH                         $ 8,428,579       $   623,126       $ 8,312,134       $ 4,158,128       3 to 25 years

Hannibal Grove
Apartments
Columbia, MD                           5,934,497           518,519         6,883,945         4,198,244       3 to 25 years

Dorsey's Forge &
Oakland Meadows
Apartments
Columbia, MD                           4,363,601           340,956         4,521,895         2,205,157       3 to 25 years
                                     -----------       -----------       -----------       -----------

    Total                            $18,726,677       $ 1,482,601       $19,717,974       $10,561,529
                                     ===========       ===========       ===========       ===========


                                        Gross Amounts Carried at
                                              End of Year
                          --------------------------------------------------
                                               Buildings                                                                    Year
                                                  and                               Accumulated          Year           Construction
  Description                Land             Improvements          Total          Depreciation        Acquired          Completed
-------------             ----------          ------------       -----------       ------------        --------         ------------
Brookeville
Apartments
Columbus, OH              $  623,126          $ 12,470,262       $13,093,388        $ 9,015,376           1983                1975

Hannibal Grove
Apartments
Columbia, MD                 518,519            11,082,189        11,600,708          8,213,191           1983                1970

Dorsey's Forge &
Oakland Meadows
Apartments
Columbia, MD                 340,956             6,727,052         7,068,008          4,748,701           1983                1970
                          ----------          ------------       -----------        -----------

      Total               $1,482,601          $ 30,279,503       $31,762,104        $21,977,268
                          ==========          ============       ===========        ===========



                                    Continued





                                  Exhibit I-15

                   KRUPP REALTY FUND, LTD.- III AND SUBSIDIARY

       SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION, Continued

                                December 31, 1998

                                   ----------


Reconciliation of Real Estate and Accumulated Depreciation for each of the three years in the period ended December 31, 1998:

                                       1998             1997            1996
                                   -----------      -----------     -----------
Real Estate

Balance at beginning of year       $30,736,411      $29,786,870     $28,790,053

Acquisition and improvements         1,025,693          949,541         996,817
                                   -----------      -----------     -----------

Balance at end of year             $31,762,104      $30,736,411     $29,786,870
                                   ===========      ===========     ===========


Accumulated Depreciation               1998             1997            1996
                                   -----------      -----------     -----------

Balance at beginning of year       $20,216,642      $18,281,640     $16,460,550

Depreciation expense                 1,760,626        1,935,002       1,821,090
                                   -----------      -----------     -----------

Balance at end of year             $21,977,268      $20,216,642     $18,281,640
                                   ===========      ===========     ===========


Note: The Partnership uses the cost basis for property valuation for both income tax and financial statement purposes. The aggregate cost for federal income tax purposes at December 31, 1998 is $31,775,676, and the aggregate accumulated depreciation for federal income tax purposes is $24,267,669.




                                  Exhibit I-16

     The  Agreement  of  Assignment  and  Transfer,   a  Withdrawal  Letter,  if
applicable, and any other required documents should be sent or delivered by each Unitholder to the Depositary at its address set forth below.


                        The Depository for the Offer is:

                      KRUPP FUNDS GROUP LIMITED PARTNERSHIP

                                One Beacon Street
                                   Suite 1500
                           Boston, Massachusetts 02108
                          Attention: Investor Services

                              Phone: 1-800-25-KRUPP
                                (1-800-255-7877)
                               Fax: (617) 423-8919



     Questions and requests for assistance may be directed to the Information Agents at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Agreement of Assignment and Transfer, the Withdrawal and other tender offer materials may be obtained from the Information Agents as set forth below, and will be furnished promptly at Purchaser's expense.



                    The Information Agents for the Offer are:

                                    GEORGESON
                                 & COMPANY INC.

                                        &

                      KRUPP FUNDS GROUP LIMITED PARTNERSHIP

                                One Beacon Street
                                   Suite 1500
                           Boston, Massachusetts 02108
                          Attention: Investor Services

                              Phone: 1-800-25-KRUPP
                                (1-800-255-7877)
                               Fax: (617) 423-8919